FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	10
Fund	Fidelity Municipal Income Fund
Trade Date	10/20/11
Settle Date	10/26/11
Security Name	Hudson New York Yards 5.75% 2/15/47
CUSIP	44420PDG6
Price	$104.758
Transaction Value	$10,266,284.00
Class Size	$1,000,000,000.00
% of Offering	0.98%
Underwriter Purchased From	J.P. Morgan Securities LLC
Underwriting Members: (1)	J.P. Morgan Securities LLC
Underwriting Members: (2)	Goldman, Sachs & Co.
Underwriting Members: (3)	Barclays Capital
Underwriting Members: (4)	Cabrera Capital Markets LLC
Underwriting Members: (5)	Citigroup Global Markets Inc.
Underwriting Members: (6)	M.R. Beal & Company
Underwriting Members: (7)	Morgan Keegan
Underwriting Members: (8)	Bank of America Merrill Lynch
Underwriting Members: (9)	Jackson Securities LLC.
Underwriting Members: (10)	Ramirez & Co., Inc.
Underwriting Members: (11)	Jefferies & Company, Inc.
Underwriting Members: (12)	Loop Capital Markets
Underwriting Members: (13)	RBC Capital Markets
Underwriting Members: (14)	Morgan Stanley & Co. LLC
Underwriting Members: (15)	Roosevelt & Cross, Inc.
Underwriting Members: (16)	Southwest Securities, Inc.
Underwriting Members: (17)	Wells Fargo Securities
Underwriting Members: (18)	Raymond James & Associates
Underwriting Members: (19)	Rice Financial Products Company
Underwriting Members: (20)	Siebert Brandford Shank & Co.
Underwriting Members: (21)	Fidelity Capital Markets
Underwriting Members: (22)	Janney Montgomery Scott LLC
Underwriting Members: (23)	BB&T Capital Markets Inc.
Underwriting Members: (24)	Lebenthal & Company LLC
Underwriting Members: (25)	Oppenheimer & Co.
Underwriting Members: (26)	MFR Securities Inc.
Underwriting Members: (27)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (28)	Piper Jaffrey
Underwriting Members: (29)	TD Securities (USA) LLC